Exhibit 10(dd)

                                September 18, 1999




Interstate Travel Facilities, Inc.
Toby B. Tindell
Cristie R. Tindell
5880 N. I-35 Industrial Blvd.
Edmond, OK 73034

                                Re:  Agreement Regarding Tindell Stock and
                                     Other Agreements with Interstate Travel
                                     Facilities, Inc. ("ITF")

Ladies and Gentlemen:

Because of circumstances which have developed since our original Letter Agreement dated April 13, 1999, (the "Agreement") was executed, we have mutually agreed that such Agreement is null and void and of no further force and effect. In lieu thereof, we have agreed to the following:

  1. Tindell Stock. Toby B. Tindell ("Tindell") will exchange his 6,250 shares of common stock of ITF with ITF for all of ITF's membership interest in ToeJoe (hereafter defined).

  2. Cancellation of Tindell Note. Since Beard will never receive payout of its original investment and ITF now has negative shareholders' equity, the parties hereto have mutually agreed that the $543,750 promissory note from ITF to the Tindells has no value and is hereby cancelled.

  3. Termination of Tindell Employment. It is mutually agreed that at the Closing (hereafter defined) Tindell will resign as President and Director of ITF.

  4. Cancellation of Tindell Stock Option. Since Tindell will no longer be an employee of ITF and since ITF will never attain the $4,400,000 net worth specified in Section 2 of the Nonqualified Stock Option Agreement (the "Option") dated February 27, 1998, by and between ITF and Tindell, it is mutually agreed that such Option is cancelled and of no further force and effect.

  5. Release and Assignment of Certificates of Deposit. Stillwater National Bank and Trust Company ("SNB") is holding Certificates of Deposit (the "C/D's") in the total amount of $327,070.16 as collateral for certain loans to ITF. SNB has agreed to release such C/D's which will be assigned to Beard and delivered at or prior to Closing.

  6.   Formation of ToeJoe. ITF has agreed to contribute four
       (4) tracts of real property, together with any improvements thereon, to a newly organized company, known as ToeJoe, L.L.C. ("ToeJoe") an Oklahoma limited liability company. Details of the formation of ToeJoe are contained in a Letter Agreement of concurrent date by and among Beard, ITF and Tindell.

  7. Cromwell and Lotawatah ("C&L"). ITF will continue to own C&L and pursue the sale thereof. The inventory and accounts payable associated with C&L will remain with ITF.

  8. Conduct of Business. From the date hereof to the Closing of the Transaction, ITF will operate its business only in the ordinary course.

  9. Management of ITF. Beard will take over the management of ITF at Closing. Beard is presently considering ToeJoe's proposal to manage C&L on a temporary basis and will reach a decision on this by the Closing.

  10. Tindell Guaranties. ITF will assume any personal guaranties of Tindell related to utilities and/or vendors at C&L, and see that Tindell is relieved of any liabilities therefor.

  11. Billboards. The billboards associated with C&L will be rented on a month-to-month basis by ITF from Tindell for $150 per sign. It is our understanding that there are thirteen (13) signs at the two locations.

  12. Fuel Contracts. The fuel contracts at C&L will remain in effect. It is our understanding that both contracts are transferable but are binding for the remaining term of the respective agreements (9 years w/Texaco at Cromwell and 6 years w/Conoco at Lotawatah). Tindell agrees to assign such contracts to ITF, or alternatively, to make such contracts available to ITF on a mutually agreeable basis.

  13. Other Assets. Tindell will personally assume the indebtedness on the 1998 Dodge pickup and the 1997 GMC pickup owned by ITF in full payment and consideration for such assets.

  14. Closing. Closing of the Transaction will occur on November 15, 1999 or as soon thereafter as possible. If such Closing does not occur on November 15, it will occur within seven (7) days thereafter.

  15. Binding Effect. It is the intent of the parties that the Transaction shall become binding obligations of each of the parties hereto upon the execution of this Letter
       Agreement.

If the foregoing meets with your approval, please execute a counterpart of this letter at the places provided below and return one copy to us.

Very truly yours,

THE BEARD COMPANY


By   HERB MEE, JR.
     Herb Mee, Jr., President



ACCEPTED this 20th day of September, 1999

INTERSTATE TRAVEL FACILITIES, INC.


By   TOBY B. TINDELL
     Toby B. Tindell, President

     TOBY B. TINDELL
     Toby B. Tindell

     CRISTIE R. TINDELL
     Cristie R. Tindell